EXHIBIT 4.2

[Amendment No. 2 to Shareholder Rights Agreement]

December 31, 2011

Wells Fargo Shareowner Services
Attn:  Marcus Blue
161 North Concord Exchange
South St. Paul, MN  55075

Re:  Rights Agreement of XOMA Ltd., a Bermuda company (“XOMA”)

Dear Mr. Blue:

Reference is made to that certain Shareholder Rights Agreement dated as of February 26, 2003, by and between XOMA and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”) (as amended, supplemented or otherwise modified prior to the date hereof, the “Rights Agreement”).  Effective as of December 31, 2011, XOMA is changing its name from XOMA Ltd. to XOMA Corporation and changing its jurisdiction of incorporation from Bermuda to Delaware.

Pursuant to Section 27 (“Supplements and Amendments”) of the Rights Agreement, the Rights Agreement (including Exhibits A and B thereto) is hereby amended effective as of December 31, 2011, as follows:

(a) all references to “Bermuda” are deleted and replaced with “Delaware” and all references to “Bermuda company” are deleted and replaced with “Delaware corporation”;

(b) the definition of “Common Shares” in Section 1(g) is amended to change the par value referred to therein from $0.0005 to $0.0075;

(c) the definition of “Common Stock” in Section 1(h) is deleted in its entirety;

(d) all references to “Common Shares” or “Common Share” are deleted and replaced with “Common Stock” and “share of Common Stock,” respectively;

(e) all references to “Preference Shares” or “Preference Share” are deleted and replaced with “Preferred Stock” and “share of Preferred Stock,” respectively;

(f) all references to “Preference Share Equivalents” are deleted and replaced with “Preferred Stock Equivalents”;

(g) all references to “Series A Preference Shares” or “Series A Preference Shares” are deleted and replaced with “Series A Preferred Stock” and “share of Series A Preferred Stock,” respectively;

(h) all references to “XOMA Ltd.” are deleted and replaced with “XOMA Corporation”;

(i) clause (x) of Section 3(a) is amended to read in its entirety as follows:

“(x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock (including, without limitation, any certificates for common shares of the Company’s predecessor in interest which represent Common Stock) registered in the names of the holders of the Common Stock (which certificates shall be deemed also to be certificates for Rights) and not by separate certificates, and”

(j) the heading on Section 10 is amended to read “Preferred Stock Record Date”; and

(k) Exhibit A is deleted in its entirety and replaced with Exhibit A attached hereto.

This letter shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflicts of law or choice of law provisions thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Except as expressly amended by this letter, the provisions of Rights Agreement shall remain in full force and effect, without modification, and this letter shall not be deemed to constitute a novation of the Rights Agreement.  All of the amendments set forth herein shall be deemed to have been made simultaneously.

Sincerely,

XOMA Corporation

By:  /s/ Christopher J. Margolin
         Name:  Christopher J. Margolin
         Title:    Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

Wells Fargo Bank, N.A.
By: /s/ Marcus Blue
Name: Marcus Blue
Title: Relationship Manager

Exhibit A

RESOLUTIONS REGARDING PREFERENCES
AND RIGHTS OF SERIES A PREFERRED STOCK

There is hereby created a series of preferred stock of the Company, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the certificate of incorporation of the Company:

1.           Designation.  The series of preferred stock established hereby shall be designated the “Series A Preferred Stock” (and shall be referred to herein as the “Series A Preferred Stock”) and the authorized number of shares of Series A Preferred Stock shall be 210,000.  Such number of shares may be increased or decreased, from time to time, by resolution of the Board of Directors of the Company; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the total of the number of such shares then outstanding plus the number of such shares issuable upon the exercise of outstanding rights, options or warrants or upon the conversion of outstanding securities issued by the Company.

2.           Dividends and Distributions.

(A) (i) Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock with respect to the payment of dividends, the holders of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a Series A Preferred Stock or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any Series A Preference Stock or fraction thereof.  The multiple of cash and non-cash dividends declared on the Common Stock to which holders of the Series A Preferred Stock are entitled, which shall be 1,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.”  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of

Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)           Notwithstanding anything else contained in this paragraph (A), the Company shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common  Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share of Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

(B)           Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors of the Company may fix in accordance with applicable law a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

3.           Voting Rights.  In addition to any other voting rights required by the General Corporation Law of the State of Delaware, the holders of Series A Preferred Stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.  The number of votes which a holder of a share of Series A Preferred Stock is entitled to cast, which shall initially be 1,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.”  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in shares, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of Series A Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein or by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C)           Except as otherwise required by applicable law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.           Certain Restrictions.

(A)           Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           except as permitted in subparagraph 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)           purchase or otherwise acquire for consideration any Series A Preferred Stock, or any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the Company) to all holders of such shares upon such terms as the Board of Directors of the Company, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes; provided, however, that the foregoing restrictions shall not apply to the repurchase of Common Stock held by employees, officers, directors, or consultants of the Company (or their permitted transferees) that are subject to restrictive share purchase agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment.

(B)           The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under subparagraph (A) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

5.           Reacquired Stock.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be canceled upon the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued preferred stock and may be reissued as part of a new series of preferred stock created by resolution or resolutions of the Board of Directors of the Company, subject to the conditions and restrictions on issuance set forth herein.

6.           Liquidation, Dissolution or Winding Up.  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distributions shall be made (x) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (y) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.           Consolidation, Amalgamation, Merger, etc.  In case the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.           Redemption.  The Series A Preferred Stock shall not be redeemable.

9.           Ranking.  Unless otherwise provided in the resolutions regarding preferences and rights relating to a subsequently designated series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to any other series of the Company’s preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

10.           Amendment.  The provisions of the certificate of incorporation or by-laws of the Company shall not be amended, altered or repealed in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to effect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting separately as a class.

11.           Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share (which fractions shall be integral multiples of one one-thousandth of a share) which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.